SUB-ADVISORY AGREEMENT

     AGREEMENT dated as of _______, 1997 between AmSouth Bank, an Alabama banking association with its principal place of business in Alabama (herein called the "Investment Adviser") and Rockhaven Asset Management, LLC, a Delaware limited liability corporation with its principal place of business in Pennsylvania (herein called the "Sub-Adviser").

     WHEREAS, Variable Insurance Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219-3035, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "40 Act");

     WHEREAS, the Trust has retained the Investment Adviser to provide or procure investment advisory services on behalf of certain investment portfolios of the Trust; and

     WHEREAS, the Investment Adviser wishes to retain the Sub-Adviser to assist the Investment Adviser in providing investment advisory services in connection with such portfolios of the Trust as now or hereafter may be identified on Schedule A hereto as such Schedule may be amended from time to time with the consent of the parties hereto (each herein called a "Fund").

     WHEREAS, the Sub-Adviser is willing to provide such services to the Investment Adviser upon the terms and conditions and for the compensation set forth below.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

     1. Appointment. The Investment Adviser hereby appoints the Sub-Adviser its sub-adviser with respect to the Fund as provided for in the Investment Advisory Agreement between the Investment Adviser and the Trust dated as of _______, 1997 (such Agreement or the most recent successor advisory agreement between such parties is herein called the "Advisory Agreement"). The Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

     2. Delivery of Documents. The Investment Adviser shall provide to the Sub-Adviser copies of the Trust's most recent prospectus and statement of additional information (including supplement thereto) which relate to any class of shares representing interests in the Fund (each such prospectus and statement of additional information as presently in effect, and as they shall from time to time be amended and supplemented, is herein respectively called a "Prospectus" and a "Statement of Additional Information").

      3. Sub-Advisory Services to the Funds.

        (a) Subject to the supervision of the Investment Adviser, the Sub-Adviser will supervise the day-to-day operations of the Fund and perform the following services: (i) provide investment research and credit analysis concerning the Fund's investments; (ii) conduct a continual program of investment of the Fund's assets; (iii) place orders for all purchases and sales of the investments made for the Fund; (iv) maintain the books and records required in connection with its duties hereunder; and (v) keep the Investment Adviser informed of developments materially affecting the Fund.

        (b) The Sub-Adviser will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities; provided that, notwithstanding this Paragraph 3(b), the liability of the Sub-Adviser for actions taken and non-actions with respect to the performance of services under this Agreement shall be subject to the limitations set forth in Paragraph 11(a) of this Agreement.

        (c) The Sub-Adviser will communicate to the Investment Adviser and to the Trust's custodian and Fund accountants as instructed by the Investment Adviser on each day that a purchase or sale of a security is effected for the Fund (i) the name of the issuer, (ii) the amount of the purchase or sale, (iii) the name of the broker or dealer, if any, through which the purchase or sale will be affected, (iv) the CUSIP number of the security, if any, and (v) such other information as the Investment Adviser may reasonably require for purposes of fulfilling its obligations to the Trust under the Advisory Agreement.

        (d) The Sub-Adviser will provide the services rendered by it hereunder in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information.

        (e) The Sub-Adviser will maintain records of the information set forth in Paragraph 3(c) hereof with respect to the securities transactions of the Fund and will furnish the Trust's Board of Trustees with such periodic and special reports as the Board may reasonably request.

        (f) The Sub-Adviser will promptly review all (1) reports of current security holdings in the Fund, (2) summary reports of transactions and pending maturities (including the principal, cost and accrued interest on each portfolio security in maturity date order) and (3) current cash position reports (including cash available from portfolio sales and maturities and sales of the Fund's shares less cash needed for redemptions and settlement of portfolio purchases), all within a reasonable time after receipt thereof from the Trust and will report any errors or discrepancies in such reports to the Trust or its designee within three (3) business days after discovery of such discrepancies.

      4. Brokerage. The Sub-Adviser may place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders, the Sub-Adviser will consider the experience and skill of the firm's securities traders, as well as the firm's financial responsibility and administrative efficiency. The Sub-Adviser will attempt to obtain the best price and the most favorable execution of its orders. Consistent with these obligations, the Sub-Adviser may, subject to the approval of the Board of Trustees of the Trust, select brokers on the basis of the research, statistical and pricing services they provide to the Fund. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Adviser determines in good faith that such transaction is reasonable in terms either of the transaction or the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits in the Fund over the long term. In no instance will portfolio securities be purchased from or sold to the Trust's principal distributor, the Investment Adviser or any affiliate thereof (as the term "affiliate" is defined in the 40 Act), except to the extent permitted by SEC exemptive order or by applicable law.

      5. Compliance with Laws: Confidentiality: Conflicts of Interest.

        (a) The Sub-Adviser agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdiction over the Sub-Adviser in performance of its duties hereunder (herein called the "Rules").

        (b) The Sub-Adviser will treat confidentially and as proprietary information of the Trust all records and information relative to the Trust and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

        (c) The Sub-Adviser will maintain a policy and practice of conducting sub-advisory services hereunder independently of the banking operations of its affiliates. In making investment recommendations for the Fund, the Sub-Adviser's personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Fund's account are bank customers of the Sub-Adviser's affiliates unless so required by applicable law. In dealing with their bank customers, affiliates of Sub-Adviser will not inquire or take into consideration whether securities of those customers are held by the Fund.

      6. Control by Trust's Board of Trustees. Any recommendations concerning the Fund's investment program proposed by the Sub-Adviser to the Fund and the Investment Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser on behalf of the Fund pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

      7. Services Not Exclusive. The Sub-Adviser's services hereunder are not deemed to be exclusive, and the Sub-Adviser shall be free to render similar or dissimilar services to others so long as its services under this Agreement are not impaired thereby.

      8. Books and Records. In compliance with the requirements of Rule 31a-3 of the Rules, and any other applicable Rule, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 and any other applicable Rule, the records required to be maintained by the Sub-Adviser hereunder pursuant to Rule 31a-1 and any other applicable Rule.

      9. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with the performance of its services under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. Notwithstanding the foregoing, the Sub-Adviser shall not bear expenses related to the operation of the Trust or any Fund including, but not limited to, taxes, interest, brokerage fees and commissions and any extraordinary expense items.

      10. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Investment Adviser will pay the Sub-Adviser and the Sub-Adviser will accept as full compensation therefor a fee computed daily and paid monthly in arrears on the first business day of each month equal to the lesser of (i) the fee at the applicable annual rates set forth on Schedule A hereto or (ii) such fee as may from time to time be agreed upon in writing by the Investment Adviser and the Sub-Adviser. If the fee payable to the Sub-Adviser pursuant to this paragraph begins to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating fees, the value of a Fund's net assets shall be computed in the manner specified in the Prospectus and the Trust's Declaration of Trust for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of the Fund's shares. Payment of said compensation shall be the sole responsibility of the Investment Adviser and shall in no way be an obligation of the Fund or of the Trust.

      11. Limitation of Liability.

        (a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Adviser, the Trust or the Fund in connection with the matters to which Agreement relates, except that Sub-Adviser shall be liable to the Investment Adviser for a loss resulting from a breach of fiduciary duty by Sub-Adviser under the 40 Act with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement. In no case shall the Sub-Adviser be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to the Sub-Adviser by the Investment Adviser.

        (b) The Investment Adviser shall be responsible at all times for supervising the Sub-Adviser, and this Agreement does not in any way limit the duties and responsibilities that the Investment Adviser has agreed to under the Advisory Agreement.

      12. Duration and Termination. This Agreement shall become effective as of the date hereof provided that it shall have been approved by vote of a majority of the outstanding voting securities of the Fund and, unless sooner terminated as provided herein, shall continue with respect to the Fund for an initial term of two years. Thereafter, if not terminated, this Agreement shall continue in effect for successive 12-month periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of the Trust or any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that this Agreement may be terminated with respect to the Fund (i) by the Trust at any time without the payment of any penalty by the Board of Trustees of the Trust, (ii) by vote of a majority of the outstanding voting securities of the Fund, (iii) by the Investment Adviser on 60 days written notice to the Sub-Adviser or (iv) by the Sub-Adviser on 60 days written notice to the Investment Adviser. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities", "interested person" and "assignment" shall have the same meaning as such terms have in the 40 Act.)

      13. Sub-Adviser's Representations. The Sub-Adviser hereby represents and warrants as follows:

        (a) it will manage each Fund so that each Fund will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code and will comply with the diversification requirements of Section 817(h) of the Internal Revenue Code and the regulations issued thereunder, and any other rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies;

        (b) it shall immediately notify the Trust and the Investment Adviser upon having a reasonable basis for believing that any Fund has ceased to comply with the diversification provisions of Section 817(h) of the Internal Revenue Code or the Regulations thereunder; and

        (c) it shall be responsible for making inquiries and for reasonably ensuring that any employee of the Sub-Adviser, any person or firm that the Sub-Adviser has employed or with which it has associated, or any employee thereof has not, to the best of the Sub-Adviser's knowledge, in any material connection with the handling of Trust assets: (i) been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code; or (ii) been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or (iii) been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provisions of federal or state securities laws involving fraud, deceit or knowing misrepresentation.

      14. Insurance Company Offerees. All parties acknowledge that the Trust will offer its shares so that it may serve as an investment vehicle for variable annuity contracts and variable life insurance policies issued by insurance companies, as well as to qualified pension and retirement plans. The Investment Adviser and the Sub-Adviser agree that shares of the Funds may be offered only to the separate accounts and general accounts of insurance companies that are approved in writing by the Sub-Adviser. The Sub-Adviser agrees that shares of the Funds may be offered to separate accounts and the general account of Hartford Life Insurance Company and to separate accounts and the general accounts of any insurance companies that are affiliated with Hartford Life Insurance Company. The Sub-Adviser and the Investment Adviser agree that the Sub-Adviser shall be under no obligation to investigate insurance companies to which the Trust offers or proposes to offer its shares.

      15. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     16. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be effected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties herein and their respective successors and shall be governed by Massachusetts law.

      The names "Variable Insurance Funds" and "Trustees of Variable Insurance Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated as of July 20, 1994 and amended and restated as of February 5, 1997, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Variable Insurance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



(SEAL)                             AmSouth Bank





                                    By: _______________________________

                                    Title: ____________________________






(SEAL)                             Rockhaven Asset Management, LLC





                                    By: _______________________________

                                    Title: ____________________________


Dated:  _______, 1997

                                   Schedule A
                          to the Subadvisory Agreement
                            between AmSouth Bank and
                         Rockhaven Asset Management, LLC


NAME OF FUND                             COMPENSATION

AmSouth Equity Income Fund               Annual rate of thirty-six
                                         one-hundredths  of one percent (.36%)
                                         of the average daily net assets of such
                                         Fund; provided that if AmSouth Bank
                                         waives some or all of its investment
                                         advisory fee, Rockhaven Asset
                                         Management,  LLC shall waive its fee so
                                         that if shall  receive no more than
                                         sixty percent (60%) of the net
                                         investment advisory fee paid to
                                         AmSouth Bank.


All fees are computed daily and paid monthly.

                                          AmSouth Bank



                                          By:
                                          Name:
                                          Title:


                                          Rockhaven Asset Management, LLC


                                          By:__________________________
                                          Name:________________________
                                          Title:_______________________